UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

National American University Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16 Rapid City, SD	57701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (605) 721-5220

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(c) On May 28, 2015, the Board of Directors of National American University Holdings, Inc. (the “Company”) appointed Dr. David K. Heflin as the Company’s Chief Financial Officer, effective June 1, 2015.

Dr. Heflin, age 54, was most recently the campus president at Colorado Technical University’s Sioux Falls, South Dakota, campus, where he was responsible for all campus functions.  Before starting his most recent position in 2008, Dr. Heflin served as vice president for business and operations at Clayton State University in Morrow, Georgia from 2005.  From 2001 to 2005, Dr. Heflin served as the chief financial officer and chief operating officer at the University of Sioux Falls, where he was responsible for various financial, information technology and enrollment management matters, among others.

Dr. Heflin is a licensed certified public accountant and a certified management accountant.   He holds an Ed.D. in Leadership from the University of St. Thomas in St. Paul, Minnesota, and a Master of Arts degree in Political Science and a Bachelors of Professional Accountancy from Mississippi State University.

Dr. Heflin will be paid an annual salary of $185,000 and will be eligible to participate in the Company’s Named Executive Officer Compensation Plan (the “Plan”).  A description of the Plan in subsection (e) below and a copy of which is filed herein as an exhibit to this Current Report on Form 8-K, are incorporated herein.

There is no arrangement or understanding pursuant to which Dr. Heflin was selected as Chief Financial Officer and no family relationship exists between Dr. Heflin and any director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, there have been no related party transactions between the Company and Dr. Heflin as described under Item 404(a) of Regulation S-K and none have been proposed.

A press release announcing the appointment of Dr. Heflin as the Company’s new Chief Financial Officer is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

(e) Approval of Named Executive Officer Compensation Plan.

Effective June 1, 2015, the Board approved the Plan in connection with establishing the overall compensation levels for the executive management team of the Company, other than the Chief Executive Officer, for the upcoming 2016 fiscal year.  The Plan is applicable to the Company’s executive officers, including Dr. David Heflin, the Company’s newly appointed Chief Financial Officer, Ms. Michaelle Holland, the Company’s President of Campus Operations, and Dr. Robert Paxton, the Company’s President of Strategic Initiatives.  The Plan is effective June 1, 2015.  The Plan has a base salary component, a quarterly achievement award component and an annual achievement award component.

Base Salary

Under the Plan, Dr. Heflin’s annual base salary for fiscal 2016 will be $185,000, Ms. Holland’s annual base salary for fiscal 2016 will be $275,000, and Dr. Paxton’s annual base salary for fiscal 2016 will be $190,000.

Quarterly Achievement Award

The Plan provides for a quarterly achievement award based on meeting the Company’s quarterly pre-tax profit margin goals and certain quarterly organizational objectives related to institutional effectiveness goals.  For each fiscal quarter in which the Company achieves the pre-approved budgeted quarterly pre-tax profit margins (“profit target”), each of Dr. Heflin, Ms. Holland and Dr. Paxton would receive an award equal to 10% of his or her annual base salary or 5% for achieving more than 90% but less than 100% of the pre-tax profit margin target.  In addition, for each fiscal quarter in which the Company achieves 88 points or more for institutional effectiveness as determined and approved by the Board, each of Dr. Heflin, Ms. Holland and Dr. Paxton would receive an award equal to 10% of his or her annual base salary or 5% for achieving greater than 75 points but less than 88 points for institutional effectiveness for the quarter.  The maximum amount of quarterly achievement awards that each of Dr. Heflin, Ms. Holland and Dr. Paxton may be entitled to receive in fiscal 2016 is 80% of his or her annual base salary.

Annual Achievement Award

The annual achievement award component is determined based on the Company’s actual earnings before interest and taxes, or EBIT, for fiscal year 2016.  To the extent that actual EBIT exceeds budgeted EBIT for fiscal 2016, as determined by the Board, each of Dr. Heflin, Ms. Holland and Dr. Paxton would receive 3% of the excess up to a maximum of 75% of his or her annual base salary.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Named Executive Officer Compensation Plan

99.1	Press release announcing appointment of Dr. David K. Heflin as CFO, dated June 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

Date: June 2, 2015	By:	/s/ Ronald L. Shape
Ronald L. Shape, Ed. D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Named Executive Officer Compensation Plan

99.1	Press release announcing appointment of Dr. David K. Heflin as CFO, dated June 1, 2015.